EXHIBIT 10.1

CONSULTING AGREEMENT

THIS AGREEMENT, made this 3rd day of December, 2012, by and between WESBANCO, INC., a West Virginia corporation, party of the first part (hereinafter called “Wesbanco”), and RICHARD G. SPENCER, of Pittsburgh, Pennsylvania, party of the second part (hereinafter called “Consultant”).
WHEREAS, the Consultant has heretofore served as the Chief Executive Officer of Fidelity Bancorp, Inc. (“Fidelity”) for a significant number of years and in that capacity has established significant contacts and relationships with customers of Fidelity and its banking subsidiary, as well as with banking institutions in markets served by Fidelity and Wesbanco, and
WHEREAS, Fidelity and Wesbanco, and their wholly owned banking subsidiaries, have executed an Agreement and Plan of Merger dated the 19th day of July, 2012, providing for the acquisition of Fidelity by Wesbanco and the merger of Fidelity’s banking subsidiary with and into the banking subsidiary of Wesbanco, and
WHEREAS, Consultant will retire as an executive officer as of the date of such merger but will be appointed to the Board of Directors of Wesbanco to serve for a full three (3) year term subject to approval of the shareholders of Wesbanco, and
WHEREAS, Wesbanco desires to retain the services of Consultant after his retirement, as hereinafter set forth, and in connection with the continuing activities of Wesbanco, to be assured of his services on the terms and conditions hereinafter set forth, and
WHEREAS, Consultant is willing to provide such services in accordance with the terms and conditions of this Agreement, and
NOW, THEREFORE, THIS AGREEMENT WITNESSETH:  That for and in consideration of the mutual promises and covenants hereinafter contained, the parties hereto do hereby agree as follows:
1.           CONSULTING RELATIONSHIP.  Wesbanco hereby retains Consultant to render services (as hereinafter defined) as may be requested from time to time by the Board of Directors, Executive Committee or President of Wesbanco.  Consultant hereby agrees to render such services for the compensation herein provided, agrees to be available at such times and in such places as are mutually agreeable and with reasonable notice, and agrees to give his best efforts to such services so long as they shall be required hereunder.
2.           COMPENSATION.  Subject to the terms of this Agreement, Consultant shall be paid for services rendered at a fixed rate of Sixty-four Thousand Three Hundred Thirty-three Dollars ($64,333.00) per year or, specifically Five Thousand Three Hundred Sixty-one Dollars and Eleven Cents ($5,361.11) per month during the term of this Agreement, payable monthly throughout the term of this Agreement.  In addition, Consultant shall be entitled to be reimbursed his reasonable and necessary business expenses incurred in connection with the services to be performed hereunder.  Consultant shall also be paid additional attendance fees as a member of the Board of Directors of Wesbanco for meetings attended in accordance with the policies for payment of Directors’ fees by such corporation.  No quarterly retainer fee shall be paid to Consultant as a member of the Board of Directors.
3.           TERM.  The term of this Consulting Agreement shall be for a term of three (3) years from and after the date hereof, and shall terminate on the third anniversary thereof.
4.           SERVICES.  The services to be provided by Consultant hereunder shall consist of such advice and services as may be requested from time to time by the Board of Directors, Executive Committee or President of Wesbanco in connection with the present and future corporate activities of Wesbanco.  It is anticipated that Consultant shall assist Wesbanco and its management in maintaining the key customer relationships Consultant established while serving as the CEO of Fidelity, and that Consultant shall assist Wesbanco in pursuing merger and acquisition candidates for expansion purposes.  It is anticipated that Consultant shall provide services to Wesbanco up to twenty (20) hours per month.
5.           CONFIDENTIAL INFORMATION.  Without the prior written consent of Wesbanco, Consultant shall not, directly or indirectly, divulge to any person, or use for his own benefit, any confidential information concerning the business, affairs, customers or acquisition candidates of Wesbanco, acquired by him during his previous employment with Fidelity or during the performance of his duties hereunder, it being the intent of Wesbanco and Consultant to restrict Consultant from disseminating or using any information which is unpublished and not readily available to the general public.
6.           DELEGATION OF DUTIES, ASSIGNMENT OF RIGHTS, AND AMENDMENT.  Consultant may not delegate the performance of any of his obligations or duties except as to such duties as may be performed by employees of the holding company or its affiliate banks in the ordinary course of their duties, nor assign any rights hereunder without the prior written consent of Wesbanco.  Any such purported delegation or assignment in the absence of such written consent shall be void.  This Consulting Agreement cannot be altered or otherwise amended except pursuant to an instrument in writing signed by each of the parties hereto.
7.           GOVERNING LAW AND ENTIRE AGREEMENT.  This Consulting Agreement shall be construed and governed in accordance with the laws of the State of West Virginia, contains the entire agreement between the parties with respect to the services contemplated herein, and supersedes all previous commitments in writing between the parties hereto.
8.           MEMBERSHIP ON THE BOARD OF DIRECTORS.  In connection with the Consultant’s continuing service to Wesbanco, Consultant shall be appointed to a position as a member of the Board of Directors of Wesbanco to serve until the next annual meeting of shareholders of Wesbanco on April 17, 2013.  Wesbanco shall also include Consultant on the list of nominees for which Wesbanco’s Board of Directors shall solicit proxies at such meeting for a full three (3) year term.
9.           INDEPENDENT CONTRACTOR.  It is the intention of the parties hereto that Consultant shall perform services hereunder as an independent contractor and the consulting arrangement hereunder shall not constitute an employment relationship, nor shall Consultant be considered an employee of Wesbanco for any purpose.
10.           TERMINATION.  In the event of the death or permanent disability of Consultant during the term of this Agreement, this Agreement shall terminate and be of no further force and effect.  Permanent disability shall mean the inability of Consultant to provide services hereunder for a continuing period of twelve (12) consecutive months, whereupon this Agreement shall terminate.
WITNESS the following signatures:

WESBANCO, INC., a West Virginia
corporation

By /s/ Paul M. Limbert
                                                                                                     Its  President

                        /s/ Richard G. Spencer
                                                                                                   RICHARD G. SPENCER